Exhibit 4.5

Alibaba Group’s Super Huichuan Platform Business

Agent & Service Agent Cooperation Agreement

VW74WG24230208

Contract No.: IY-PFDL-20230227G0046-2023

Information of Party A and Party B:

Party A: Beijing Baosheng Science and Technology Co., Ltd.

Contact person: Zhan Wentong

Tel:

Contact email:

Contract mailing address:

Receipt of contract mailing;

Tel:

Party B: Guangzhou Juyao Information Technology Co., Ltd.

Contact person:

Tel:

Contact email:

Contract emailing address:

Receipt of contract mailing: Guangzhou Legal Printing Service Center
Tel:

General Terms and Conditions

Party A and Party B, through equal and friendly negotiation, have agreed on the following terms and conditions concerning the cooperation of Party B’s service for Party A, so as to jointly abide by them. Both parties will strictly follow the contents of the General Terms and Conditions of the Cooperation Agreement (hereinafter referred to as the General Terms and Conditions). This Agreement is the basic clause for both parties to sign the Special Terms and Conditions of Customer Framework Agreement (hereinafter referred to as “Special Terms and Conditions”), and constitutes a complete Cooperation Agreement (hereinafter referred to as “this Agreement”) with the Special Terms and Conditions, Service Order (or Order Contract) and other relevant annexes. This Agreement and each of its separate components shall be legally binding on both parties. If written documents such as Special Terms and Conditions of Customer Framework Agreement or Order Contract have not been signed and sent by both parties, the validity of this Agreement will not be affected. Both parties may cooperate according to the communication results of written communication methods agreed in this agreement.

This General Terms and Conditions of Cooperation Agreement is the basic terms and conditions for cooperation between Party A and Party B. Both parties agree that Party B shall provide services to Party A through its website or software system; Party A shall, in accordance with the payment and settlement methods and prices agreed by both parties or in the Special Terms and Conditions for Agent, the Special Terms and Conditions for Customer Framework Agreement or the Order Contract, pay service charges to Party B and related cooperation matters. .

In this Agreement, either party of Party A and Party B may be referred to as “one party”, and both parties shall be collectively referred to as “both parties”.

I. Definition and noun explanation

1.1.Partners:

The term “partner” in this Agreement is Party A, which includes both the agent (hereinafter referred to as “agent”) and the customers without an agent according to the different signing subjects and cooperation methods.

1.2 Customers without an agent:

Refers to the partner who directly signs the contract with Party B and performs the services under this Agreement. Customers without an agent and customers have different meanings under this Agreement\

1.3. Agents:

The term “agent” mentioned in the name and terms of this Agreement is an idiom in the commercial field, that is, Party A is entrusted by its customers to apply for services from Party B, and independently bears corresponding legal responsibilities as an agent. The agent shall not, in any express or implied way, mislead the customer that the agent represents Party B..

1.4. Party B’s software system (hereinafter referred to as “Party B’s system”):

Refers to the network technology software system developed and operated by Party B or its related parties, through which Party A can directly upload specified information; At the same time, the functions of the system also include statistical management of the number of clicks and browses based on the information specified by Party A.

1.5. Party B’s system account:

refer to the unique digital number (“user ID”) identifying Party A’s identity when Party A uses Party B’s services, and the user name and password provided by Party B will be associated with this account. Party A can set up sub-accounts in Party B’s system account and transfer money to each sub-account through Party B’s system account. Party A shall be responsible for associating the user name and password of the sub-accounts.

1.6. Party B’s operating platform (hereinafter referred to as “Party B’s platform”:

Refers to the client software or platform (including the released retrospective version and the version to be released in the future) and the related website (hereinafter referred to as “Party B’s website”) in which Party B enjoys the operating power or its related parties according to law or cooperated with other third parties, which are configured and applied to Android, IOS and other mobile terminal operating platforms.

1.7. Specified information:

Refers to the contents provided by Party A, including but not limited to links, text descriptions, pictures and videos, and the pages pointed to after clicking.

1.8. Agreed services:

Refers to the network information technology service provided by Party B to Party A by Party B’s system and platform as required by Party A. The specific services will be agreed through the Order Contract.

1.9. Service charge:

refers to the service charge that Party A shall pay to Party B for using the services provided by Party B in this Agreement, which may be referred to as “service charge” in this Agreement

1.10. Customer:

Refers to the civil and commercial subject that entrusts the agent to use the agreed services provided by Party B on Party B’s system on behalf of it.

II. Contents and Methods of Cooperation

2.1. This Agreement is valid from January 2023 to December 31, 2023.

2.2. Party A and Party B confirm that Party B shall provide agreed services to Party A through Party B’s system/platform/website through bidding or non-bidding. Party B will provide services according to the operation of Party A or customers in Party B’s system. The specified keywords and specified information can be displayed in the foreground, or information can be dynamically collected, processed, stored, retrieved and calculated according to certain rules, and data processing results can be obtained. Party A can set the delivery conditions and analyze the data through Party B’s system, so as to make it possible for Party A or customers to specify information to obtain a better ranking position.

2.3. Assessment: In the cooperation of this Agreement, the agent will voluntarily accept Party B’s assessment of Party A’s business operation ability in the cooperation based on the consideration of long-term cooperation, and the assessment policy shall be subject to Party B’s notice or announcement.

2.4. All specified information uploaded by Party A on Party B’s system platform and website shall comply with the current laws and regulations of China, and there shall be no infringement of the legal rights of other third parties.

2.5. The above specified information shall be approved by Party B before providing services for display or optimization. Once approved, the specified information shall not be modified or changed at will.

2.6. For Party A or customer who needs to use Party B’s system, Party A or customer can register and become a registered user through Party B’s system, and Party A or customer can operate specified keywords and specified information through Party B’s system. The operation of Party A or customer shall comply with the specification requirements of Party B and the requirements of laws, regulations and policies. Party A shall keep its user name and password in Party B’s system, and shall not disclose it to a third party. If Party A improperly keeps its account number, the losses caused by Party A shall be borne by Party A..

2.7. Party A and Party B confirm that all statistical data under this Agreement (including but not limited to PV, UV, cooperation income, clicks and download) shall be subject to Party B’s statistical methods and results, unless a third-party data monitoring company is designated to provide statistical data delivery services or otherwise agreed by both parties. Party B’s system provides the function of inquiring the balance of Party A’s and customer’s accounts, and Party A or customer can inquire relevant data in real time through Party B’s system platform. At the same time, Party B shall guarantee the objectivity and truthfulness of the statistical data.

2.8. If Party A has any objection to the data statistics, it shall submit a written objection to data statistics in the previous month before the first three business days of the next month, and both parties shall jointly confirm the data. If Party A does not raise a written objection during the aforesaid period, it shall be deemed that Party A approves Party B’s click data statistics of last month and Party B is qualified to perform the service of last month.

III. Special Agreement on Rights and Obligations

3.1. Competence statement guarantee of Party A and Party B

3.3.1 Both parties guarantee that they are independent legal persons legally established and validly existing in accordance with the relevant laws of the People’s Republic of China, and fully enjoys the legal capacity for civil rights and civil conduct, which is sufficient to enable them to exercise their rights and perform their obligations under this Agreement. At the same time, when both parties exercise their rights or perform their obligations under this Agreement, their actions will not violate any restrictions of applicable laws binding on them, nor will they infringe on the legitimate rights and interests of any third party not stipulated in this Agreement;

3.3.2. The legal representatives or authorized agents of both parties have obtained full and complete legal qualifications or authorization to sign this Agreement on behalf of their legal organizations;

3.1.3. Party A shall inform Party B before any change of equity, company name, legal representative, directors, supervisors and core executives occurs. Party B is entitled to judge whether the above changes have a significant impact on this cooperation and decide whether to continue the cooperation. If Party A fails to inform Party B of the above changes in advance, Party B is entitled to terminate the cooperation and cancel Party A’s agency right.

3.2. Party A shall truthfully disclose customer information to Party B, and shall have the obligation to require customers to provide relevant certification documents. The certification documents shall include, but are not limited to, qualification certificates for production or operation issued by relevant government departments, information examination certificates (if necessary), trademark registration certificates obtained in China and other certification documents stipulated by laws and regulations, shall ensure that the information contents are true, legal and healthy, and shall be provided to Party B when Party B deems it necessary.

3.3. Party A shall ensure the legal and genuine qualifications of itself and customers and information has been approved and agreed by related government departments (if necessary). Party A shall indemnify Party B for any requests, appeals and claims from a third party or warnings, penalties and fines from any administrative law enforcement department due to the inadequacy or authenticity or defects of Party A’s or customer’s qualifications and certification documents, Party A shall compensate Party B for losses including but not limited to attorney fees, legal fees, travel expenses, notarial fees and all other reasonable expenses.

3.4. Party A guarantees that the information resources such as text, pictures, videos or links provided by it  do not contain any contents that violate relevant national laws, regulations, policies, notices, instructions and international treaties recognized or acceded to by the People’s Republic of China, including but not limited to contents that endanger national security, obscenity, falsehood, fraud, insult, slander, intimidation or harassment, infringe or are suspected of infringing intellectual property rights, personal rights or other legitimate rights and interests of others, and violate public order and good customs.

3.5. Party A’s information shall not involve any violation of laws and public order and good customs, including but not limited to:

3.5.1. Endangering national security, revealing state secrets, subverting state power, undermining national unity, and damaging national honor and interests;

3.5.2. Inciting national hatred or discrimination and undermining national unity;

3.5.3. Destroying the state religious policy and propagating cults and feudal superstitions;

3.5.4. Spreading rumors, disturbing social order and undermining social stability;

3.5.5. Spreading obscenity, pornography, gambling, violence, murder, terror or abetting crimes;

3.5.6. Insulting or slandering others and infringing on the legitimate rights and interests of others;

3.5.7. Web pages or software content containing viruses or other malicious fee deduction codes;

If Party A violates this clause, Party B has the right to refuse to display or delete it at any time after display, and will not display all the information submitted by Party A through system settings, and has the right to unilaterally terminate this Agreement. Termination of this Agreement will not exempt Party A from paying Party B the fees for services already provided, and the remaining fees will not be refunded.

3.6. Party A understands and undertakes that customers  have no contractual relationship with Party B and that all rights and obligations of the customers  under this Agreement shall be fulfilled by Party A. Meanwhile, any disputes, objections, disputes, requests, demands or appeals arising between Party A and the customers based on the transactions under this Agreement shall be settled by Party A and the Customer, and Party A shall exempt Party B from all responsibilities, including but not limited to tort compensation, arrears compensation, etc.

3.7. Party A understands and agrees that Party B can adjust the platform system, and Party B can cooperate based on this contract to configure the role of business agent and service agent for Party A in Party B’s platform, so that Party A can better provide services to Party A’s customers. Party A shall abide by Party B’s management rules and standards (including requirements for commercial agents and service agents); Party B may also provide system services according to the authorization requirements between Party A’s customers and service agents.

3.8. If Party A wants to act as a service agent for a customer alone, it may sign a service agent cooperation agreement separately upon approval by Party B and or its affiliated companies , and Party A shall provide services according to the entrustment of its customers.

3.9. Party B has the right to review the content, form and qualification of relevant documents provided by Party A. In case of non-compliance with laws and regulations or Party B has reason to believe that the display will bring adverse effects to it, Party B has the right to require Party A to revise the content within 3 days after receiving the written (including e-mail) modification notice from Party B; Party B has the right to refuse to display the contents before Party A modifies them according to Party B’s requirements, and Party B shall not bear any responsibility for the service delay caused by them. If Party A refuses to modify the contents or modifies the contents not within the time limit, which affects the normal development of Party B’s business, Party B has the right to unilaterally terminate this Agreement and require Party A to compensate Party B for all economic losses incurred during the delay.

3.10. If Party A or customer needs to modify or replace the specified information, they  shall apply to Party B in writing or in the form of system application at least 3 business days in advance. The new specified information can only be used to replace the original information after being approved by Party B. Any modification or replacement without Party B’s review shall be deemed as Party A’s breach of contract. It shall be handled in accordance with the terms of liability for breach of contract in this Agreement.

3.11. If a third party complains to Party B that the information specified by Party A and the products and services corresponding to the link pages are illegal, fraudulent and provide legal basis, Party B has the right to immediately take relevant products or pages offline  or delete them. At the same time, the service provided to Party A shall be stopped, and the consequences caused by it shall be borne by Party A, and the suspension of service stipulated in this treaty shall not exempt Party A from the service fee paid to Party B. If the judicial organ or administrative agency determines that the third party complaint is established, the remaining service fee shall not be refunded, and Party A shall compensate Party B for all losses.

3.12. Party B’s approval of the qualifications and information contents of Party A and customers does not exempt Party A and customers from their responsibilities due to their qualifications or contents in violation of relevant laws and regulations.

3.13. In the case of non-bidding resources in service, if error propagation  or missed propagation is caused by Party B, supplementary service shall be provided to Party A according to the principle of  making up one for the missing one.

3.14. Restriction on the transfer of rights and obligations and prohibitive agreement on fraudulent performance

3.14.1 The rights and obligations under this Agreement shall not be transferred unilaterally by either party in any way unless they are subject to legal conditions or agreed by both parties in writing;

3.14.2 Both parties to the contract shall not damage the interests of users and mutual reputation by fraud and other improper means, and it is strictly forbidden to deliberately increase or decrease the number of clicks or visits in various malicious ways to obtain illegal benefits. Once found, it will be regarded as fraudulent performance of the contract, and the non-responsible party has the right to immediately and unconditionally terminate this Agreement, and submit it to the national public prosecution agency for judicial treatment.

3.15. Both parties promise to abide by applicable laws and regulations on the protection of personal information and privacy, freedom of communication and ensuring the safe operation of the network. Among them, in the transmission of personal information during the performance of this Agreement, Party A promises:

(1) Personal information has been de-identified in accordance with the requirements of applicable information protection laws before transmission;

(2) The personal information transmitted is complete, accurate and up-to-date;

(3) The personal information transmitted  has been provided with security measures such as ;encryption;

(4) When collecting personal information, it has fulfilled its obligation to inform the subject of personal information in accordance with the requirements of applicable information protection laws, and has obtained the authorization of the subject of personal information for handling personal information under this Agreement and providing personal information to Party B; If it involves obtaining personal information from a third party, it undertakes to ensure that the third party has fulfilled the above notification and authorization requirements. Party A shall provide written proof of such authorization as required by Party B;

(5) When transmitting personal information to Party B, the provisions of applicable laws and safety measures required by Party B have been implemented;

(6) Party A shall not transmit personal information collected in violation of applicable information protection laws or without the authorization of the corresponding personal information subject to Party B..

3.16. Both parties undertake not to crack the data or data analysis results returned by the other party by means such as reverse engineering, decompilation or disassembly, or attempt to trace, locate or backstep the specific user’s or user’s personal information by other means; the information identifier, display bit information, display demand information, consumption information and  data information obtained through this cooperation will only be used for the purposes, methods and scope described in this Agreement or other written requirements of both parties, and will not be used for other purposes without the written authorization of the other party.

3.17. Both parties promise that the data obtained in this cooperation will not be transferred across borders to countries and regions outside the People’s Republic of China,

3.18. Both parties agree that the remaining part of the deposit (if any) paid by Party A to Party B or Party B’s affiliated company based on previous cooperation with Party B or Party B’s affiliated company (referring to the amount after the original deposit minus deduction or other deductible items) shall be implemented according to Party B’s requirements. Party A shall make up the deposit according to the deposit terms (if any).

IV. Limitation of liability

4.1. If Party A’s original service plan cannot be carried out normally due to Party B’s system upgrade or change, Party A promises not to investigate Party B’s legal responsibility, but Party B has the obligation to try its best to avoid service interruption or limit the interruption to the shortest time.

4.2. Party A confirms and agrees that Party B will not make any express or implied guarantee or commitment to the clicks, visits and business performance of the information content available to Party A and customers by using this service. Moreover, Party B does not guarantee that the service content will be clicked or viewed by users after Party B provides the service.

4.3. Party A shall bear all the compensation liabilities for the losses of Party B and/or other relevant third parties (including but not limited to compensation, legal fees, attorney fees and notarial fees) that must be paid according to law caused by Party A’s violation of this Agreement. Party A agrees that Party B has the right to cancel Party A’s account in Party B’s system at any time after the above situation occurs, and has the right to deduct the above expenses and/or loss compensation from the amount paid by Party A.

4.4. In order to protect Party A’s rights and interests, Party B may suspend providing services when it finds abnormity in Party A’s or customer’s own information contents and accounts.

4.5. If the above-mentioned third party complaining because the information content specified by Party A, the products and services corresponding to the link page are illegal, fraudulent and provide legal basis and requires Party B to disclose the basic information of Party A and customers to the third party according to laws, regulations and policies of the competent authority, exclusively including: name, address and contact information, Party A will accept that Party B’s disclosure does not violate the confidentiality agreement of this Agreement. If the competent administrative authority and judicial authority require Party B to disclose information beyond the above scope, it will not be deemed to violate the relevant confidentiality agreement of this Agreement.

4.6. If Party B provides corresponding security measures according to the existing technology to ensure the safe and normal provision of the service, but due to possible computer viruses, network communication failures, system maintenance and other factors and possible force majeure events, Party B cannot guarantee the absolute security of the service and provision of the service normally under any conditions, Party A shall understand this and shall not require Party B to bear the responsibility under the following circumstances:

(1) System shutdown and maintenance;

(2) Failure of data transmission or delay, inaccuracy, error and omission arising from the faults in service equipment, communication or any equipment;

(3) Failure to carry out business due to system obstacles arising from force majeure factors such as typhoon, earthquake, tsunami, flood, power outage, war, terrorist attack ;

(4) Service interruption or delay caused by hacking, technical adjustment or failure of telecommunications department, website upgrade, third-party problems, etc.;

(5) Failure to serve or delay in service caused by government actions, orders of international and domestic courts.

4.7. Party A confirms that Party A’s request to provide services for its specified information is based on Party A’s independent judgment and shall bear the risk (if any) by itself. Party A shall undertake the losses of its computer system or data caused by it (if any) by itself.

4.8. Party A agrees that Party B shall not assume any responsibility for the following circumstances:

(1) The failure to provide the service is not caused by Party B’s intention or negligence;

(2) Party A and any third party suffer losses due to Party A’s intention or negligence;

(3) Party A violates this Agreement or Party B’s system rules. The system rules include the rules listed in the Rules and Measures for Determining Violations of Alibaba Group’s Super Huichuan Platform and the express operation specifications in Party B’s system.

4.9. Party A is fully responsible for the authenticity, legality, accuracy, intellectual property rights and other rights integrity of the network information, specified information content and the corresponding goods and services (if any). Therefore, Party A shall independently undertake the audit responsibility of the above matters. Party A shall be fully responsible for any disputes, complaints or government penalties arising from the above matters. If Party B first pays compensation or fine, Party A shall make full compensation for Party B’s losses (including but not limited to the fines, compensation, legal fees, attorney fees and notarial fees that must be paid by administrative law enforcement departments according to law) within 15 business days.

4.10. As the party providing services under this Agreement, Party B guarantees to Party A and customers that its intellectual property rights, operation rights and other rights enjoyed by its platform, system and website comply with the provisions of relevant national laws and do not infringe upon the legitimate rights and interests of any third party not covered in this Agreement. In case of any defects in Party B’s rights in the actual operation process or claims by any third party not covered in this Agreement, Party B has the obligation to ensure that Party A and customers are exempted from liability, and take necessary measures to remove obstacles to the exercise of rights and performance of obligations under this Agreement.

V. Agreement Responsibility

5.1. Liability for fault in contracting

Both parties hereto warrant that they are legally qualified to engage in the cooperation hereunder and that they are not in breach of the competence representation warranties under Clause 3.1 hereof. In case of contracting negligence or invalidation of the contract due to the disqualification of the subject of this Agreement, the competent party shall have the right to unilaterally terminate this Agreement by written notice, and shall have the right to investigate civil liability against the disqualified party for the actual losses caused by its contracting negligence.

5.2. In case the contents submitted by Party A or its customers contain false propaganda or other violations of relevant laws and regulations, Party B has the right to unilaterally terminate this Agreement and Party A shall compensate Party B for all economic losses caused thereto.

5.3. In case Party A and its customers violate the rules and regulations in the process of receiving the service, they shall be punished by Party B according to the latest notice or rules issued by Party B.. Please refer to the relevant documents for the definition of violations.

5.4. Liability for breach of confidentiality obligation

On the premise of ensuring the integrity and legality of the right to disclose Confidential Information to the Receiving Party, if the Receiving Party refuses to perform the confidentiality obligations under this Agreement or implements the prohibitive clauses in 6.5, thus causing losses to the Disclosing Party, the Receiving Party shall bear the liability for compensation to the Disclosing Party, and the amount of compensation shall be limited to the actual losses of the Disclosing Party as the upper limit. If the Receiving Party’s behavior is seriously negligent or intentional, resulting in serious consequences of disclosure, the Disclosing Party has the right to directly investigate the legal liability of the Receiving Party through judicial channels to the public prosecution agency.

5.5. Party A shall sign and shall be subject to the Agreement Letter of Honesty and Integrity (Annex), and shall not provide any form of illegitimate interests to the employees, consultants and close relatives of employees or consultants of Party B and its affiliated enterprises, and shall not act in violation of the contents of the Agreement Letter of Honesty and Integrity. Otherwise, Party A agrees that Party B has the right to terminate this Agreement immediately, and Party A shall pay 30% of all expenses paid by Party A to Party B under this Agreement as liquidated damages; Or (b) the total amount of providing any form of illegitimate interests as liquidated damages, whichever is greater.

5.6. Liability for breach of contract in defective performance of payment obligation

If Party A refuses to perform the payment obligations to Party B on time or delay the payment obligations after Party B has provided Party A with the payment date and account period agreed by both parties, Party B has the right to require Party A to correct the defective performance and pursue the penalty of 5% of the total amount per day due to be settled in the current month. If the defective performance of the customer’s payment obligations has lasted for ten (10) days, Party B has the right to unilaterally terminate the performance under this Agreement. The payment of liquidated damages does not mean the relief of Party A’s debts under this Agreement, and Party A still needs to fulfill its payment obligations to Party B according to the agreement under this Agreement.

5.7. Other clauses in this Agreement stipulating the responsibilities shall be undertaken by agreement

VI. Confidentiality and website system security

6.1. The Confidential Information involved in this Agreement mainly specifies the following contents

(1) operation management information, including but not limited to: business planning, production operation performance and financial data, current and expected customer and supplier information, financial information, human resource data, business operation documents and other similar information;

(2) Technical information, including, but not limited to, technical know-how and ideas, designs, processes, technology and integration schemes, implementation plans, consultation reports, computer programs (including source and object codes), and other similar information;

(3) The information provided by both parties in the early stage or during the cooperation for the purpose of the contract, including but not limited to: the cooperation contract, agreement, meeting minutes, the overall implementation and process details of the project (including but not limited to: all the information learned by customers through the inquiry channel of Party B), and other similar information.

(4) Other information that need to be kept .secret in a certain form.

6.2. The following information will not be regarded as confidential

6.2. 1 If the information is known to the public when it is obtained.

6.2. 2 If, after the information is obtained, it is known to the public not due to the responsibility of the Receiving Party.

6.2.3 Obtain information from a third party with legal rights that is expressed without the obligation to keep confidentiality. Obtain express information from a third party who has a legal right to keep secrets without the obligation to keep them.

6.3. Relieving of confidentiality obligation

6.3. 1 The information has been or will be made available to the public for reasons not attributable to the Receiving Party.

6.3. 2 The Disclosing Party provides the information to a third party without requiring it to comply with the obligation of confidentiality.

6.3. 3 There is objective evidence that the Receiving Party has known or obtained the information communicated by the Disclosing Party before accepting the information. Or the Receiving Party has independently developed in this respect by relying on persons who do not have direct or indirect access to the Confidential Information provided by the Disclosing Party.

6.3.4 The information cannot be kept secret because of an executive or judicial order or enforcement. If the Receiving Party is unable to notify the Disclosing Party before or when the information is forced to be disclosed, it shall give the Disclosing Party timely and reasonable written notice after the forced disclosure.

6.3. 5 The statutory conditions for relieving confidentiality obligations have been met.

6.4. Statement of rights of the Disclosing Party

The Disclosing Party shall guarantee the accuracy and completeness of the Confidential Information disclosed by the Disclosing Party to the Receiving Party. The Disclosing Party shall have the complete and lawful right to disclose part or all of the Confidential Information to the Receiving Party.

6.5. Right exercise and confidentiality obligation of the Receiving Party

The Receiving Party shall have the right to grant use and access to the Confidential Information to employees (including but not limited to employees of its branches) who are required to know the Confidential Information for business purposes and who know and agree to comply with the relevant provisions of this Agreement. The performance of an appropriate written agreement between employees and Receiving Party shall be sufficient to enable them to comply with all the terms of this Agreement. Without the prior written authorization or consent of the Disclosing Party, the Receiving Party shall not:

6.5.1 Disclosure of any Confidential Information to any third party;

6.5. 2 Use of Confidential Information for the benefit of third parties;

6.5. 3 Use of Confidential Information not for the purposes under this Agreement.

6.6. Statement of collateral obligations

This confidentiality obligation is a statutory collateral obligation for the performance of this Agreement. After the completion and termination of this Agreement, the obligations involved in the above confidentiality clauses shall not be exempted by the termination of this Agreement except in accordance with the conditions of Clause 6.3.

6.7. System security:

Party A shall ensure the security of its own website and customers’ website and system operation. The transmitted information shall not contain any malicious codes and programs and will not affect the normal operation of the website system and will not infringe on the legitimate rights and interests of users and customers.

VII. Termination Clause

7. 1 Both parties agree that either party may terminate the cooperation in advance in writing if it completes the following matters:

•Both parties confirm that the cooperation on various platforms has been completed;

•The financial settlement of transactions has been completed.

7.2. Both parties agree that of either party has one of the following circumstances, the other party is entitled to terminate the contract by notifying the other party in writing;

If either party goes bankrupt or enters bankruptcy liquidation proceedings, the proceedings have not been revoked within 14 calendar days;

-Either party; Either party suffers from revocation, cancellation of business license and dissolution;

.-Either party is unable to continue to perform this Agreement due to force majeure events;

Party A fails to pay the service payment in full and on time within the payment time agreed by both parties, and fails to pay the payment and liquidated damages in full after being urged by Party B.

Party B may notify the other party to terminate the Agreement by email seven business days in advance according to its own business needs, which is not regarded as a breach of contract. If the Agreement is terminated arising from it, in order to protect the interests of customers, if customers still have unconsumed advance payment, the unconsumed amount shall be consumed in an extended period until it is consumed. Or at the request of Party A, Party B can refund to Party A according to the refund process.

The agent signs the cooperation access documents with Party B before formal cooperation (the relevant cooperation preconditions are agreed), and the agent fails to meet the conditions and standards agreed in the access documents.

After the agent has chosen to accept Party B’s assessment, it fails to pay the deposit in full and on time (if any) according to the assessment rules, or Party A’s assessment fails to meet the standards and is in serious violations, etc.

The agent transfers any rights and obligations under this Agreement to a third party in any form without the written consent of Party B.

The agent fails to use the brand, trademark and enterprise name of Party B and its affiliated companies fraudulently or beyond the scope as agreed in this Agreement. Or the agent causes goodwill loss to Party B and its affiliated companies due to illegal and illegal promotion.

Other termination matters agreed in this Agreement.

VIII. Other clauses

8.1. Party A agrees to abide by the relevant rules, including but not limited to information uploading, click statistics management, policies and rules, which are irregularly issued and updated by Party B through its system, mail or other means.

8.2. During the validity of this Agreement, either party shall not use the other party’s brand and logo without authorization except as expressly stipulated in this Agreement. After the termination of this Agreement, neither party shall use the other party’s brand and logo for any commercial purpose without authorization.

8.3. The entry into force, interpretation, execution, jurisdiction and dispute settlement of this Agreement shall be governed by the laws of the Mainland of the People’s Republic of China. Any dispute arising from or in connection with this Agreement shall be under the jurisdiction of the People’s Court where Party B is located.

8.4. Any notice or written communication between both parties shall be in Chinese and shall be sent by e-mail, fax, personal service (including express mail) or registered mail to the mailing address specified in the first part of this Agreement.

8.5. If the notice and letter are delivered by facsimile, the date of receipt shall be the exact time shown in the facsimile transmission record; Provided that if the fax is sent after 5 (5) pm on that day, or the time of the place of the Receiving Party is not a business day, the date of receipt shall be the business day following the time of the place of the Receiving Party; If the notice and letter are delivered by e-mail, it shall be deemed to have been delivered on the next business day from the date of sending the e-mail; If the notice and letter are delivered by personal service (including express mail), the date of receipt shall be the date of receipt by the Receiving Party.

8.6. Both parties agree that the following email address is the designated contact information. Party A and Party B shall communicate with each other on the specific implementation of the items agreed in this Agreement. During the period when the Special Terms and Conditions are not signed, both parties may cooperate according to the cooperation standards agreed by the above-mentioned contacts through the agreed mailbox, and their content expression (on the premise of not changing the substance of this Agreement) can be used as the basis for both parties to implement this Agreement. They are specifically as follows:

Party A approves that the email address of its contact person shall be used as the contact information for both parties to notify each other and confirm the content; In case of change, Party A shall notify Party B of the changed email address in writing 3 days before the formal change, otherwise all losses caused by Party B shall be borne by Party A;

Party B designates an e-mail address with the suffix alibaba-inc.com as the contact information for both parties to notify each other and confirm the content;

If the contact information changes within the validity period of cooperation, the other party shall be notified in time. Otherwise, any loss caused by failure to notify in time shall be borne by the party who is slack to notify.

8.7. Party A and its related parties know and agree that Party B has the right to adjust the platform name (including “Alibaba Group’s Super Huichuan Platform” or “Super Huichuan Platform”). If Party B adjusts the platform name without the need to notify Party A and its related parties separately, the platform name of Party B shall be subject to Party B’s publicity or notice, and the change of Party B’s platform name shall not affect the rights and obligations of both parties under the original platform name. Party A shall still abide by the original platform management system and rules.

8.8. This Agreement shall come into effect after being sealed by both parties. The text of this Agreement shall be made in duplicate, with each party holding one copy.

8.9. If the cooperation continues after the expiration of this agreement, both parties agree that this discussion, other policies and agreements related to this Agreement shall continue to be valid. The validity of the above agreement shall continue until a new cooperation agreement is signed by both parties or otherwise agreed by both parties.

Special Terms and Conditions for Agent

Both parties jointly confirm that they will strictly follow the contents of the Special Terms and Conditions for Agent. The Special Terms and Conditions for Agent, together with the General Terms and Conditions, the Special Terms and Conditions of Customer Framework Agreement and the Order Contract and other related annexes, constitute a complete Alibaba Group’s Super Huichuan Platform Cooperation Agreement  (hereinafter referred to as “this Agreement”. This Agreement and each separate component part are legally binding on both parties. At the same time, both parties clarify that the signing of the Special Terms and Conditions for Agent will cover all previous related agreements confirmed orally or in writing by both parties. Before signing, both parties shall follow the agreement, and after signing, both parties shall follow the contents of the Special Terms and Conditions for Agent.

1. Both parties agree that Party B shall provide agreed services to Party A through its website or software system; Party A shall pay service fees and other related cooperation matters to Party B according to the payment, settlement methods and prices agreed in the special terms and conditions of this contract.

II. Definition

1. Effect products: products charged according to CPC or other methods shall be realized through the software system provided by Party B according to the specific product policies of Party B. After Party A’s service requirements and contents are approved by both parties, Party A shall complete the registration procedures on Party B’s relevant software systems and confirm its acceptance of relevant contents and service terms, and then become the official user of Party B’s effect products and enjoy the following effect products and services:

(1) Information technology services: Party A can submit, modify and review the distributed contents or materials through Party B’s software system, and submit and adjust the system bid at any time. In order to improve the efficiency and quality of Party A’s information display and distribution and improve the conversion rate, Party B provides a series of information technology services to Party A relying on its network technology, software system or application program, including dynamic analysis, monitoring, integration, calculation, processing and corresponding data model creation of user demand data, technical analysis of matching degree between Party A’s distribution content and user demand,  resource adjustment and directional information distribution based on machine learning and other technical means, management of creativity and material and ranking strategy design, and real-time update of flow conversion value prediction and evaluation.

(2) Other technical services: including but not limited to other technical services such as improving data analysis and management efficiency by using various online tools provided by Party B.

2. Billing method:

(1) CPD (Cost-Per-Download) refers to that payment is made according to the effective download amount. Effective download means that the user downloads the products of Party A once through the service provided by Party B using the mobile terminal equipment, which is counted as an effective download. No matter how many times the same products of Party A are downloaded repeatedly on the same mobile terminal equipment, only one effective download is counted.

(2) CPT (Cost-per-time) refers to a cooperation mode in which fixed fees in a settlement cycle are taken as the billing basis.

(3) CPC (Cost-Per-Click) refers to the cooperation mode in which every effective click of users is taken as the billing basis.

(4) CPM (cost-per-expression) refers to the cooperation mode in which every thousand displays .are taken as the billing basis.

(5) CPA (Cost-Per-Action) refers to a cooperation mode in which the cost of each action is charged according to the actual effect of information delivery.

III. Cooperation mode

1. Party A shall ensure the legal rights of the specified information, assume the exemption guarantee and have legal authorization on the premise that the specified information provided by it does not contain information infringing the legitimate rights and interests of Party B and third parties, and Party B shall use its system and platform to provide Party A with the services described in this order contract.

2. Both parties agree that the following contents and methods of cooperation for effect products shall prevail:

Product Name: Search Bidding/Information Flow Bidding/Application Distribution Bidding

Billing method: system bid and payment based on CPC

Location: Subject to the bidding system display

Service duration: from January 1, 2023 to December 31, 2023.

IV. Cooperation Policy

1. Party A, as the partner of Party B’s agreed service, shall provide Party B with high-quality customers and customer account management and Party B shall provide rewards to Party A according to this Agreement.

2. For details of specific cooperation policies under this Agreement, please refer to the management policies and standards of Alibaba Group’s Super Huichuan Platform.

3. During the validity period of the Agreement, Party B has the right to change the specific contents of the above policies according to its own operational needs or other considerations. Party B shall notify Party A in writing or by mail of any modification or supplement to the policy content, and both parties will implement the new policy in the next quarter after the policy change date. The implementation of the new policy is not retroactive.

V. Customer scope and assessment rules

1. Party A’s customer scope shall strictly follow the platform rules such as customer rules issued by Party B and its affiliated companies and Alibaba Group’s Super Huichuan Platform.

2. Agent assessment rules: Party A, as the partner of Party B, shall accept the assessment made by Party B to Party A and meet the assessment requirements of Party B. The assessment requirements of Party B to Party A shall be implemented according to the Access Standard for KA Agents of Alibaba Group’s Super Huichuan Platform (the specific name of Party B shall prevail).

3. In case of serious violations by agents, Party B, its affiliated companies and Alibaba Group’s Super Huichuan Platform have the right to terminate the cooperation of agents. For details of the criteria for judging and assessing violations, please refer to the Administrative Measures for KA Agents of Alibaba Group’s Super Huichuan Platform formulated by Party B (the name of Party B shall prevail, and the modification of relevant rules (if any) will not affect the established rewards or penalties before).

VI. Payment

1. Terms of Payment

Both parties agree that the settlement shall be made based on the settlement data and payment details displayed by Party B’s system and the financial credit account period evaluated by Party B’s platform. If Party A fails to make the payment on schedule, it shall pay liquidated damages to Party B at 5/10000 of the daily amount payable in the current period; At the same time, Party B may take other measures such as termination of service, discontinuing of service and suspension of service to reduce losses, urge Party A to pay and reserve the right to take other further measures.

2. Information of Party B’s account to be credited

The information of Party B’s account to be credited shall be subject to the information shown by Party B in “Financial Center of Super Huichuan Advertising Platform”.

3. Invoice: Party A shall provide accurate and complete invoicing information to Party B, and Party B shall issue formal VAT invoices to Party A in accordance with the requirements of tax authorities within 10 business days after providing services and receiving payment from Party A.

VII. Specific implementation of cooperation policies

1. Both parties shall check the business situation of the previous quarter in the first month of the next quarter after Party A has paid according to the contract. Party B shall propose in writing and both parties shall jointly confirm the reward amount of this quarter.

2. Party A and Party B agree that for quarterly rewards, Party A and Party B shall jointly confirm the actual accumulated service fee of Party A in the previous quarter through designated contact person and email address in the next quarter, and jointly confirm the reward amount of the previous quarter according to the agreed reward ratio. Settlement shall be made after both parties confirm.

3. For the annual reward, Party A and Party B shall jointly confirm the actual accumulated service fee of Party A in this year through the designated contact person and email address in the first quarter of the next year, and jointly confirm the annual reward amount of the previous year according to the agreed reward ratio. Settlement shall be made after both parties confirm.

4. Party A’s account to be credited:

The information of Party A’s account to be credited shall be subject to the information shown by Party A in “Financial Center of Super Huichuan Advertising Platform”.

5. If Party A has overdue service fees, which are still unpaid after Party B urges for payment, Party B has the right to deduct the corresponding amount overdue by Party A from the quarterly rewards and annual rewards, then pay Party A the remaining reward amount.

6. Both parties agree that the rewards paid by Party B to Party A under this Agreement are sales discounts provided by Party B based on the actual accumulated consumption amount of Party A. After both parties jointly confirm the above sales discount amount, Party A shall issue the Information Form for Scarlet-letter VAT Special Invoice (referred to as “Information Form”) to Party B in time, and Party B shall issue the Scarlet-letter VAT Special  Invoice to Party A after receiving the Information Form and confirming that it is correct.

Beijing Baosheng Science and Technology Co., Ltd. Special seal for contract Party A’s signature and seal:	Guangzhou Juyao Information Technology Co., Ltd. Special seal for contract Signature and seal: The remainder of this page is intentionally left blank

Service Agent Terms

After equal and friendly negotiation, Party A and Party B have agreed on the following terms and conditions concerning the cooperation between Party A and Party B in providing information technology services for mutual compliance.

This Alibaba Group’s Super Huichuan Platform Cooperation Agreement-Service Agent Terms is the basic term for technical cooperation such as account maintenance and optimization entrusted by customers to Party A in order to better serve customers and improve the delivery effect of customers’ products on Party B’s platform. Both parties agree that Party A shall provide services to customers through Party B’s website or software system; Party A is authorized by customers and complies with customers’ requirements to provide account maintenance services. Party B shall pay Party A account maintenance information technology service fees and other related cooperation matters as agreed by both parties.

In this Agreement, either party may be referred to as “one party”, and Party A and Party B shall be collectively referred to as “both parties”

I. Definition and Noun Interpretation

1. Partners:

The partners referred to in this Agreement are Party A and Party B.

2. Service Agent:

Or “service provider”, refers to the main body of the company that provides services such as promotion account optimization, material production and uploading to customers in its own name with the consent of customers and in accordance with customer requirements and authorization. In this agreement, the agent in this Agreement refers to Party A.

3. Party B’s software system (referred to as “Party B’s system”):

Refers to the network technology software system developed and operated by Party B or its related parties, through which customers or Party A authorized by customers can directly upload specified information; At the same time, the functions of the system also include that users click and browse based on the information specified by customers, and manage the data statistics of the number of clicks and browses.

4. Party B’s service platform (referred to as “Party B’s platform”):

Refers to the client software or platform (including the released retrospective version and the version to be released in the future) and the related website (hereinafter referred to as “Party B’s website”) in which Party B enjoys the operating power  or its related parties according to law or cooperated with other third parties, which are configured and applied to Android, IOS and other mobile terminal operating platforms.

5 Specified  information:

Refers to the information content authorized by customers to maintain, upload or provide by customers after confirmation, including but not limited to links, text descriptions, pictures and videos, and the pages pointed to after clicking.

6. Service charge:

Refers to the technical service charge paid by Party B to Party A for the services provided by Party A as agreed in this Agreement, and can be referred to as “service charge” in this Agreement.

7. Party B’s customers/customers:

Refers to the civil and commercial subjects for whom promotion needs are advertised or submitted through Party B’s system.

II. Contents and Methods of Cooperation

1. Party A and Party B confirm that, after Party A obtains written or email confirmation from customers, Party A shall comply with the requirements of Party B or Party B’s customers to maintain the account placed by customers according to the authorized matters entrusted by customers. Party A will provide operation services through Party B’s system according to Party B’s customer requirements, so that its specified keywords and specified information can be displayed at the foreground, or information can be dynamically collected, processed, stored, retrieved and calculated according to certain rules, and data processing results can be obtained, while meeting Party B’s system use requirements.

2. All specified information uploaded by Party A on Party B’s system/platform/website shall comply with the current laws and regulations of China, and there shall be no infringement of the legal rights of other third parties.

3. The above specified information shall be approved by Party B before it can be displayed or optimized. Once approved, the specified information shall not be modified or changed at will.

4. For Party A or Party B’s customers who need to use Party B’s system, they shall register themselves through Party B’s system as registered users of the system. Party A shall operate the specified keywords and information by itself through Party B’s system. Party A’s operation shall comply with Party B’s standard requirements and the requirements of laws, regulations and policies. Party A shall keep its user name and password in Party B’s system and shall not disclose it to a third party. If Party A improperly keeps its account number, the losses caused by Party A shall be borne by Party A..

5. Party A and Party B confirm that all statistical data under this Agreement (including but not limited to PV, UV, cooperation income, clicks and download) shall be subject to Party B’s statistical methods and results, unless a third-party data monitoring company is designated to provide statistical data delivery services or otherwise agreed by both parties. Party B’s system provides the function of inquiring the balance of Party A’s and customer’s accounts, and Party A or customer can inquire relevant data in real time through Party B’s system platform. At the same time, Party B shall guarantee the objectivity and truthfulness of the statistical data.

6. If Party A has any objection to the data statistics, it shall submit a written objection to data statistics in the previous month before the first three business days of the next month, and both parties shall jointly confirm the data. If Party A does not raise a written objection during the aforesaid period, it shall be deemed that Party A approves Party B’s click data statistics of last month and Party B is qualified to perform the service of last month.

7. If Party A wants to cooperate with Party B and/or its affiliated companies in business agency other than service agency, Party A may sign another agent cooperation agreement with the consent of Party B and/or its affiliated companies, and Party A shall provide services according to the entrustment of its customers.

III. Special Agreement on Rights and Obligations

1. Competence statement guarantee of Party A and Party B

(1) Both parties guarantee that they are independent legal persons legally established and validly existing in accordance with the relevant laws of the People’s Republic of China, and fully enjoys the legal capacity for civil rights and civil conduct, which is sufficient to enable them to exercise their rights and perform their obligations under this Agreement. At the same time, when both parties exercise their rights or perform their obligations under this Agreement, their actions will not violate any restrictions of applicable laws binding on them, nor will they infringe on the legitimate rights and interests of any third party not stipulated in this Agreement

(2) The legal representatives or authorized agents of both parties have obtained full and complete legal qualifications or authorization to sign this Agreement on behalf of their legal organizations;

(3) Party A shall inform Party B before any change of equity, company name, legal representative, directors, supervisors and core executives occurs. Party B is entitled to judge whether the above changes have a significant impact on this cooperation and decide whether to continue the cooperation. If Party A fails to inform Party B of the above changes in advance, Party B is entitled to terminate the cooperation and cancel Party A’s agency right.

2. Party A confirms that Party A shall obtain the authorization and entrustment from Party B’s customers in advance, and shall provide it to Party B in time to operate the account on behalf of Party B’s customers after obtaining the authorization. Party B shall notify Party A of the designated sub-account information, service requirements and related materials by email, and Party A shall approve such notification methods and implement them according to Party B’s notice.

3. Party A promises to complete the optimization and maintenance work under the designated customer account in strict accordance with the requirements of Party B’s customers and Party B’s system:

(1) According to the requirements of Party B’s customers, operate advertised materials, complete the modification, uploading and deletion of advertised materials through Party B’s service platform ;

(2) For all the advertised materials operated by Party A, accurately and reasonably set the advertised plan and keywords through Party B’s service platform, and complete the data statistics including but not limited to keyword bidding and selecting the target groups .

(3) Other account maintenance, management and optimization services entrusted by Party B’s customers.

4. Party A guarantees that the information resources such as text, pictures, videos or links provided by it do not contain any contents that violate relevant national laws, regulations, policies, notices, instructions and international treaties recognized or acceded to by the People’s Republic of China, including but not limited to contents that endanger national security, obscenity, falsehood, fraud, insult, slander, intimidation or harassment, infringe or are suspected of infringing intellectual property rights, personal rights or other legitimate rights and interests of others, and violate public order and good customs.

5. Party A’s information shall not involve any violation of laws and public order and good customs, including but not limited to:

(1) Endangering national security, revealing state secrets, subverting state power, undermining national unity, and damaging national honor and interests;

(2) Inciting national hatred or discrimination and undermining national unity;

(3) Destroying the state religious policy and propagating cults and feudal superstitions;

(4) Spreading rumors, disturbing social order and undermining social stability;

(5) Spreading obscenity, pornography, gambling, violence, murder, terror or abetting crimes;

(6) Insulting or slandering others and infringing on the legitimate rights and interests of others;

(7) Web pages or software content containing viruses or other malicious fee deduction codes;

If Party A violates this clause, Party B has the right to refuse to display or delete it at any time after display, and will not display all the information submitted by Party A through system settings, and has the right to unilaterally terminate this Agreement. Termination of this Agreement does not exempt Party A from paying liquidated damages or assuming the obligation of compensation for losses to Party B, and Party B has the right to deduct the aforesaid amount from the amount payable to Party A.

6. Party A understands and undertakes that any controversies, objections, disputes, requests, demands or appeals arising from the transactions under this Agreement between Party B and Customers due to Party A’s reasons shall be settled by Party A and Customers, and Party A shall exempt Party B from all responsibilities, including but not limited to infringement, bribery, arrears, etc.

7. Party B has the right to review the content, form and qualification of relevant documents provided by Party A. In case of non-compliance with laws and regulations or Party B has reason to believe that the display will bring adverse effects to it, Party B has the right to require Party A to revise the content within 3 days after receiving the written (including e-mail) modification notice from Party B; Party B has the right to refuse to display the contents before the responsible party modifies them according to Party B’s requirements, and Party B shall not bear any responsibility for the service delay caused by them. If Party A refuses to modify the contents or modifies the contents not within the time limit, which affects the normal development of Party B’s business, Party B has the right to unilaterally terminate this Agreement and require Party A to compensate Party B for all economic losses incurred during the delay.

8. If Party B or the customer needs to make any modification or replacement of the specified information, Party A shall complete the modification or replacement within the time according to the form and time of Party B’s written or systematic notice. Only when the newly specified information is approved by Party B can it be used to replace the original information. If it is modified or replaced without Party B’s review, it shall be deemed as Party A’s breach of contract. It shall be handled in accordance with the terms of liability for breach of contract in this Agreement.

9. If a third party complains to Party B that the specified information and the products and services corresponding to the link pages are illegal, fraudulent and provide legal basis, Party B has the right to immediately take relevant products or pages offline or delete them. At the same time, Party B is entitled to stop providing the services agreed in this contract. Party A and Party B also confirm that if the third party complaint is established, Party B does not need to pay the remaining service fee to Party A. If the relevant contents are provided by Party A without authorization, Party A shall bear all the responsibilities arising therefrom and compensate Party B and all the losses arising therefrom.

10. Party B’s approval of Party A’s information content does not exempt Party A from its responsibilities due to its qualification or content violating relevant laws and regulations.

11. In the case that the service fee is calculated for a fixed time in technical service, if the error propagation o missed propagation is caused by Party A, Party A shall provide supplementary services according to Party B’s customer requirements.

12. Restriction on the transfer of rights and obligations and prohibitive agreement on fraudulent performance

(1) The rights and obligations under this Agreement shall not be transferred unilaterally by either party in any way unless they are subject to legal conditions or agreed by both parties in writing;

(2) Both parties to the contract shall not damage the interests of users and mutual reputation by fraud and other improper means, and it is strictly forbidden to deliberately increase or decrease the number of clicks or visits in various malicious ways to obtain illegal benefits. Once found, it will be regarded as fraudulent performance of the contract, and the non-responsible party has the right to immediately and unconditionally terminate this Agreement, and submit it to the national public prosecution agency for judicial treatment

13. Both parties promise to abide by applicable laws and regulations on the protection of personal information and privacy, freedom of communication and ensuring the safe operation of the network. Among them, in the transmission of personal information during the performance of this Agreement, Party A promises:

(1) Personal information has been de-identified in accordance with the requirements of applicable information protection laws before transmission;

(2) The personal information transmitted is complete, accurate and up-to-date;

(3) The personal information transmitted has been provided with security measures such as encryption;

(4) When collecting personal information, it has fulfilled its obligation to inform the subject of personal information in accordance with the requirements of applicable information protection laws, and has obtained the authorization of the subject of personal information for handling personal information under this Agreement and providing personal information to Party B; If it involves obtaining personal information from a third party, it undertakes to ensure that the third party has fulfilled the above notification and authorization requirements. Party A shall provide written proof of such authorization as required by Party B;

(5) When transmitting personal information to Party B, the provisions of applicable laws and safety measures required by Party B have been implemented;

(6) Party A shall not transmit personal information collected in violation of applicable information protection laws or without the authorization of the corresponding personal information subject to Party B.

14. Party A undertake not to crack the data or data analysis results of Party B by means such as reverse engineering, decompilation or disassembly, or attempt to trace, locate or backstep the specific user’s or user’s personal information by other means; the data information obtained through this cooperation will only be used for the purposes, methods and scope described in this Agreement or other written requirements of both parties, and will not be used for other purposes without the written authorization of the other party.

15. Both parties promise that the data obtained in this cooperation will not be transferred across borders to countries and regions outside the People’s Republic of China.

IV. Settlement Terms

1. Both parties agree that the settlement data in this Order Contract shall be based on the statistical platform data of Party B. Party B shall ensure the truthfulness and legality of the statistical data. If Party B or Party A has any objection to the data statistics, it shall submit a written objection to the statistical data in the previous month before the first three business days of the following month. If Party B and Party A do not submit a written objection during the aforesaid period, it shall be deemed that Party B and Party A approve Party B’s click data statistics and Party B is qualified to perform the service. Data objection does not affect the settlement and payment of the disputed part.

2. If the error of disputed data between both parties does not exceed 5%, the statistical data of Party B shall prevail. If the disputed data exceeds 5%, both parties shall jointly find out the reasons for the data objection, and negotiate solutions through mutual understanding and accommodation according to the actual reasons. If the reason cannot be found out, both parties can negotiate a compromise plan, and Party B will pay the service fee to Party A according to the quarterly consumption amount and product line of the sub-account maintained by Party A and the agreement of the service provider policy, and the specific content shall be subject to the service provider policy confirmed by Party B in writing or by email. Party A shall issue a valid VAT invoice with a tax rate of 6% and corresponding amount to Party B 10 business days before Party B pays. If the invoice is delayed, the invoice does not meet Party B’s requirements and the invoice certification fails, Party B shall postpone the payment time accordingly and shall not bear the liability for breach of contract.

3. The information on billing and account to be credited of Party A and Party B shall be subject to the information shown by either party in the “Financial Center of Super Huichuan Advertising Platform”.

V. Limitation of liability

1. Party A shall bear all the compensation liabilities for the losses of Party B and/or other relevant third parties (including but not limited to compensation, legal fees, attorney fees and notarial fees) that must be paid according to law caused by Party A’s violation of this Agreement. Party A agrees that Party B has the right to cancel Party A’s account in Party B’s system at any time after the above situation occurs, and has the right to deduct the above expenses and/or loss compensation from the amount paid and to be paid by Party B or the amount to be paid by Party A.

2. In order to protect Party A’s rights and interests, Party B may suspend providing services when it finds abnormity in Party A’s or customer’s own information contents and accounts.

3. If the above-mentioned third party complaining because the information content specified by Party A, the products and services corresponding to the link page are illegal, fraudulent and provide legal basis and requires Party B to disclose the basic information of Party B, Party A and customers to the third party according to laws, regulations and policies of the competent authority, exclusively including: name, address and contact information, Party A will accept that Party B’s disclosure does not violate the confidentiality agreement of this Agreement. If the competent administrative authority and judicial authority require Party B to disclose information beyond the above scope, it will not be deemed to violate the relevant confidentiality agreement of this Agreement.

4. If Party B  provides corresponding security measures according to the existing technology to ensure the safe and normal provision of the service, but due to possible computer viruses, network communication failures, system maintenance and other factors and possible force majeure events, Party B cannot guarantee the absolute security of the service and provision of the service normally under any conditions, Party A shall understand this and shall not require Party B to bear the responsibility under the following circumstances:

(1) System shutdown maintenance;

(2) Failure of  data transmission or delay, inaccuracy, error and omission arising from the faults in service equipment, communication or any equipment;

(3) Failure  to carry out business due to system obstacles arising from force majeure factors such as typhoon, earthquake, tsunami, flood, power outage, war, terrorist attack;

(4) Service interruption or delay caused by hacking, technical adjustment or failure of telecommunications department, website upgrade, third-party problems, etc.;

(5) Failure to serve or delay in service caused by government actions, orders of international and domestic courts.

4. Party A confirms that Party A’s behavior of providing services is based on Party A’s independent judgment and needs to bear risks by itself. Party A shall be solely responsible for the loss (if any) that may be caused by the loss of its computer system or data.

5. Party A agrees that Party B shall not assume any responsibility for the following circumstances:

(1) The failure to provide the service is not caused by Party B’s intention or negligence;

(2) Party B, Party A and/or any third party suffer losses due to Party A’s intention or negligence;

(3) Party A violates this Agreement or Party B’s system rules. The system rules include the operation specifications stated in Party B’s system and other normative documents issued by Party B..

6. On the premise of ensuring the integrity and legality of the right to disclose Confidential Information to the Receiving Party, if the Receiving Party refuses to perform the confidentiality obligations under this Agreement or implements the prohibitive clauses in 6.5, thus causing losses to the Disclosing Party, the Receiving Party shall bear the liability for compensation to the Disclosing Party, and the amount of compensation shall be limited to the actual losses of the Disclosing Party as the upper limit. If the Receiving Party’s behavior is seriously negligent or intentional, resulting in serious consequences of disclosure, the Disclosing Party has the right to directly investigate the legal liability of the Receiving Party through judicial channels to the public prosecution agency.

7. Party B guarantees that its intellectual property rights, operation rights and other rights in Party B’s platform, Party B’s system and Party B’s website comply with relevant national laws and regulations, and do not infringe upon the legitimate rights and interests of any subject.

VI. Agreement Responsibility

1. Liability for fault in contracting

Both parties hereto warrant that they are legally qualified to engage in the cooperation hereunder and that they are not in breach of the competence representation warranties under this Agreement. In case of contracting negligence or invalidation of the contract due to the disqualification of the subject of this Agreement, the competent party shall have the right to unilaterally terminate this Agreement by written notice, and shall have the right to investigate civil liability against the disqualified party for the actual losses caused by its contracting negligence.

2. If the contents, information or supporting documents submitted by Party A, Party B or their customers have false propaganda or other violations of relevant laws and regulations, Party B has the right to unilaterally terminate this Agreement, and has the right to require the provider of the aforesaid materials to compensate Party B for all economic losses caused thereby.

3. If Party A violates rules and regulations in the service process, Party A shall be punished according to the operation specifications clearly stated in Party B’s system. For the definition of violations, please refer to the system rules, including the express operation specifications in Party B’s system and other normative documents issued by Party B..

4. Liability for breach of confidentiality obligation

The Disclosing Party shall be liable to the Disclosing Party for the loss of the Disclosing Party if the Disclosing Party refuses to perform the confidentiality obligations under this agreement or implements the prohibitive clauses in 6.5 under the premise of ensuring the integrity and legality of the Confidential Information disclosed to the Receiving Party. The amount of compensation shall be limited to the actual loss of the Disclosing Party.

If the Disclosing Party’s behavior is seriously negligent or intentional, resulting in serious consequences of disclosure, the Disclosing Party has the right to directly recite the judicial channels to the public prosecution agency to pursue the legal responsibility of the Disclosing Party.

5. Party A shall sign and shall be subject to the Agreement Letter of Honesty and Integrity (Annex), and shall not provide any form of illegitimate interests to the employees, consultants and close relatives of employees or consultants of Party B and its affiliated enterprises, and shall not act in violation of the contents of the Agreement Letter of Honesty and Integrity. Otherwise, Party A agrees that Party B has the right to terminate this Agreement immediately, and Party A shall pay 30% of all expenses paid by Party A to Party B under this Agreement as liquidated damages; Or (b) the total amount of providing any form of illegitimate interests as liquidated damages, whichever is greater.

6. Liability for breach of contract in defective performance of payment obligation

If Party A refuses to perform the payment obligations to Party B on time or delay the payment obligations after Party B has provided Party A with the payment date and account period agreed by both parties, Party B has the right to require Party A to correct the defective performance and pursue the penalty of 5% of the total amount per day due to be settled in the current month. If the defective performance of Party A’s payment obligations has lasted for ten (10) days, Party B has the right to unilaterally terminate the performance under this Agreement and refuse to make any payment to Party A.

7. Other clauses in this Agreement stipulating the responsibilities shall be undertaken by agreement

VII. Confidentiality and website system security

1. The Confidential Information involved in this Agreement mainly specifies the following contents

(1) Operation management information, including but not limited to: business planning, production operation performance and financial data, current and expected customer and supplier information, financial information, human resource data, business operation documents and other similar information;

(2) Technical information, including, but not limited to, technical know-how and ideas, designs, processes, technology and integration schemes, implementation plans, consultation reports, computer programs (including source and object codes), and other similar information;

(3) The information provided by both parties in the early stage or during the cooperation for the purpose of the contract, including but not limited to: the cooperation contract, agreement, meeting minutes, the overall implementation and process details of the project (including but not limited to: all the information learned by customers through the inquiry channel of Party B), and other similar information.

(4) Other information that need to be kept .secret in a certain form.

2. The following information will not be regarded as confidential

(1) If the information is known to the public when it is obtained.

(2) If, after the information is obtained, it is known to the public not due to the responsibility of the Receiving Party.

(3) Obtain express information from a third party who has a legal right to keep secrets without the obligation to keep them.

3. Relieving  of confidentiality obligation
(1) The information has been or will be made available to the public for reasons not attributable to the Receiving Party.

(2) The Disclosing Party provides the information to a third party without requiring it to comply with the confidentiality obligation.

There is objective evidence that the Receiving Party has known or obtained the information communicated by the Disclosing Party before accepting the information. Or the Receiving Party has independently developed in this respect by relying on persons who do not have direct or indirect access to the Confidential Information provided by the Disclosing Party.

(1) The information cannot be kept secret because of an executive or judicial order or enforcement. If the Receiving Party is unable to notify the Disclosing Party before or when the information is forced to be disclosed, it shall give the Disclosing Party timely and reasonable written notice after the forced disclosure.

(2) The statutory conditions for relieving confidentiality obligations have been met.

4. Statement of rights of the Disclosing Party

The Disclosing Party shall guarantee the accuracy and completeness of the Confidential Information disclosed by the Disclosing Party to the Receiving Party. The Disclosing Party shall have the complete and lawful right to disclose part or all of the Confidential Information to the Receiving Party.

5. Right exercise and confidentiality obligation of the Receiving Party

The Receiving Party shall have the right to grant use and access to the Confidential Information to employees (including but not limited to employees of its branches) who are required to know the Confidential Information for business purposes and who know and agree to comply with the relevant provisions of this Agreement. The performance of an appropriate written agreement between employees and Receiving Party shall be sufficient to enable them to comply with all the terms of this Agreement. Without the prior written authorization or consent of the Disclosing Party, the Receiving Party shall not:

(1) Disclosure of any Confidential Information to any third party; (2) Use of Confidential Information for the benefit of third parties;

(3) Use of Confidential Information not for the purposes under this Agreement,

6. Statement of collateral obligations

This confidentiality obligation is a statutory collateral obligation for the performance of this Agreement. After the completion and termination of this Agreement, the obligations involved in the above confidentiality clauses shall not be exempted by the termination of this Agreement except in accordance with the conditions of Clause 6.3.

7. System security:

Party A and Party B shall ensure the security of its own website and customers’ website and system operation. The transmitted information shall not contain any malicious codes and programs and will not affect the normal operation of the website system and will not infringe on the legitimate rights and interests of users and customers.

Beijing Baosheng Science and Technology Co., Ltd. Special seal for contract Party A’s signature and seal:	Guangzhou Juyao Information Technology Co., Ltd. Special seal for contract Party B’s Signature and seal: The remainder of this page is intentionally left blank

Agreement Letter of Honesty and Integrity

Party A: Beijing Baosheng Science and Technology Co., Ltd. (hereinafter referred to as “Party A” or “Cooperative Company”)

Party B: Guangzhou Juyao Information Technology Co., Ltd. (hereinafter referred to as “Party B” or “Super Huichuan Platform”)

Party B highly respects Party A’s good reputation in the industry. At the same time, as a company that takes honesty as its corporate value, Party B also hopes that in the process of cooperation between Party A and Party B, they can jointly safeguard honesty and transparent business integrity behavior norms.

Therefore, before the cooperation between the two parties begins, Party A and Party B agree on the following business integrity code of conduct to be observed in the cooperation process:

1. Integrity

Integrity is the basis of cooperation between both parties. As a company with good reputation in the industry, Party A adheres to the principle of integrity in the course of business dealings and promises not to engage in dishonest acts of deception or even fraud, including but not limited to:

1) Do not conspire to price and increase or lower quotations with other companies that have cooperative relations with Super Huichuan Platform, including but not limited to suppliers and agents;

2) The documents, materials, data, statements and oral statements provided to the Super Huichuan Platform shall be truthful and accurate, and false information or concealment of important information shall not be provided;

3) Strictly abide by the commitments made to Super Huichuan Platform, contracts, agreements and memorandums signed by both parties, and provide products and/or services on time, guaranteeing quality and quantity.

4) According to the requirements of Super Huichuan Platform, take the initiative to declare whether there is an association with employees of Super Huichuan Platform (including but not limited to staff, employees and consultants of Super Huichuan Platform and/or Alibaba’s affiliated companies) (“The association means that Alibaba Group’s employees and their immediate family members are direct investors of the cooperative company);

5) When participating in the bidding of Super Huichuan Platform Project, take the initiative to declare whether there is an association between the Company and other subjects participating in the bidding (“association” refers to the relationship between the controlling shareholders, actual controllers, directors, supervisors and senior management personnel of the Company or between indirectly controlled enterprises, as well as other relationships that may lead to the transfer of interests.), and prohibit bidding and bidding collusion.

2. Anti-illegitimate interests

In order to protect fair commercial competition and pure commercial cooperation, the cooperative company promises not to directly or indirectly provide any form of illegitimate interests to the employees of Super Huichuan Platform in the name of facilitating the signing and performance of contracts, obtaining higher commercial interests, better commercial treatment or securities market appreciation than any third party, and promoting personal feelings or etiquette exchanges, including but not limited to:

1) Provide any personal benefits or gifts, including but not limited to physical objects, cash or cash equivalents, concessions, and other property rights; Cash equivalents include but are not limited to consumer card vouchers, gift vouchers, shopping cards, exchange vouchers, recharge cards, transportation cards, telephone cards, recharge of various telephone charges or other recharges available for use or consumption, stored value cards and other forms of valuable gift certificates or securities;

2) Provide entertainment and hospitality, including but not limited to karaoke, SPA, foot bath, golf, commercial performances, tourism, commercial sports activities, luxury catering and hospitality, etc.;

3) Provide job opportunities, including but not limited to establishing labor relations, labor dispatch, outsourcing services, part-time jobs, consulting consultant and other forms, and/or paying them any form of remuneration;

4) Provide investment opportunities, that is to say, hold the shares of Party B in its own name or in the name of a third party, except for the shares held through the equity in open securities exchange market and less than 5% of the issued shares, through direct or indirect holding of funds without actual control rights, or through trusts in which the beneficiaries are not themselves or related persons;

5) Provide loans, or other benefits.

The cooperative company agrees that once the above situation occurs, Super Huichuan Platform has the right to immediately terminate all contracts with the cooperative company in part or in whole without any responsibility, and the cooperative company shall pay liquidated damages to Super Huichuan Platform, the amount of which is (a) thirty percent  (30%) of the total amount agreed in the contract; Or (b) thirty percent  (30%) of the total service fees paid by Super Huichuan Platform to the cooperative company; Or (c) the total amount of the provision of any form of illegitimate advantage, whichever is the highest. In addition, all the cash rewards obtained by the cooperative company at Super Huichuan Platform will be deducted and will not be distributed. If they have been distributed, Super Huichuan Platform has the right to recover them according to this Agreement Letter.

In this case, Super Huichuan Platform has the right to disclose the supplier’s breach of contract to any third party or to the public.

3. Feedback channel of honesty and integrity

1) In order to support the honesty and integrity construction of Super Huichuan Platform, if employees of Super Huichuan Platform ask for bribes in their daily business processes, the cooperative company must refuse and report to the head of Integrity and Compliance Department of Alibaba Group through the following channels. If the bribery behavior of the employees who supply Super Huichuan Platform is not rejected or declared, and their requirements are met, the behavior shall be regarded as the bribery behavior of the cooperative company.

2) If the cooperative company knows and suspects that employees of Super Huichuan Platform and Alibaba  have violated the above agreement, it is welcome to contact the head of  Integrity and Compliance Department of Alibaba Group, and Alibaba Group promises to keep the contact information confidential.

Tip-off hotline: 4008-5 ~ 4S198 (4008-I-I want to report)

Tip-off email: lianzhen@alibaba-inc.com

Tip-off website: jubao.alibaba.com

Special reminder: Partners must make it clear that the rights and obligations between Super Huichuan Platform and partners shall be subject to written documents stamped by all parties, and the written and oral commitments made by employees of Super Huichuan Platform are not binding on Super Huichuan Platform and partners without prior written authorization of Super Huichuan Platform.

Beijing Baosheng Science and Technology Co., Ltd.	Guangzhou Juyao Information Technology Co., Ltd.

Special seal for contract	Special seal for contract

Party A’s signature and seal:	Party B’s signature and seal:

The remainder of this page is intentionally left blank

Administrative Measures for KA Agents of Alibaba

Group’s Super Huichuan Platform (including Rules

for Judging Violations and Corresponding Measures)

I. Purpose, Aim and Scope of Application

1. Purpose: These Measures are formulated to ensure the healthy development of Alibaba Group’s Super Huichuan Platform, standardize the promotion content and behavior, improve the user experience and prevent the risk of violation of laws and regulations.

2. Aim: Alibaba Group’s Super Huichuan Platform abides by the relevant provisions of laws, regulations, rules and normative documents, and it is strictly forbidden to promote activities and articles that violate national laws and regulations, such as terrorism, explosion, gun, drug, online fraud, obscenity and gambling, as well as information and advertisements that violate public order and good customs, entice and abet minors to commit crimes, and strive to build a legal, healthy and safe marketing promotion platform.

3. Scope of application: These judging rules and corresponding measures are applicable to agents of Alibaba Group’s Super Huichuan Platform.

II. Definition of involvement

1. Alibaba Group’s Super Huichuan Platform: refers to the marketing promotion platform (hereinafter referred to as “Super Huichuan Platform”) that is authorized by the media to legally operate the marketing promotion business of the media and realize the media traffic through Wolong, Huichuan and other advertising systems. Authorized media include but are not limited to Shenma Search (website: sm.cn), UC Information Flow and other product lines, subject to the consent of Party B or Alibaba Group’s Super Huichuan Platform.

2. Agent: refers to the company subject that, with the consent of Alibaba Group’s Super Huichuan Platform, acts as an agent for third-party companies to carry out information promotion and account operation on Alibaba Group’s Super Huichuan Platform in its own name.

3. Surrogated company (referred to as Customer): refers to the company subject that has set up a promotion account on the Alibaba Group’s Super Huichuan Platform through the agent and carried out information promotion and account operation.

4. Promotion account: refers to the account that the agent company applied to open on the Alibaba Group’s Super Huichuan platform to help customers promote information. One customer can be associated with multiple promotion accounts.

5. Judgment rules of promotion violation: It is a general term for judgment rules of all promotion violations and corresponding violation accounts of Alibaba Group’s Super Huichuan Platform. It is a reference standard to check, judge violation and punishment for agents and their surrogated companies.

6. Customer Blacklist: The existing promotion account of a customer listed on the customer blacklist by Alibaba Group’s Super Huichuan Platform will be closed, and all promotion activities will be stopped. Moreover, the customer will no longer be able to set up a promotion account on Alibaba Group’s Super Huichuan Platform through any agent to promote information.

III. Types of violations

(I) Involving major complaints:

”Major complaint” refers to the situation that the promotion content or promotion behavior of customers or agents violates laws and regulations, and this Agreement and all policies and specifications formulated by Alibaba Group’s Super Huichuan Platform cause the relevant subjects of Alibaba Group’s Super Huichuan Platform to be complained by third parties (including but not limited to third parties accusing Alibaba Group’s Super Huichuan Platform of infringement in the form of letters and media reports, filing lawsuits against the relevant subjects of Alibaba Group’s Super Huichuan Platform, reporting to relevant regulatory authorities that the relevant subjects of Alibaba Group’s Super Huichuan Platform are subject to review or inquiry, etc.), or exposing the relevant subjects of Alibaba Group’s Super Huichuan Platform to supervision, investigation or inquiry by relevant regulatory authorities.

(II) Involving in-advance compensation

It refers to the situation that after the customer opens an account normally, the netizens who trade with the customer suffer economic losses and personal health damage due to suspected illegal contents such as counterfeiting, fraud and phishing in the customer’s website, promotion behavior or promotion content during the advertising process.

If the customer’s advertising behavior conforms to the in-advance compensation agreed above, the user can submit an in-advance compensation request to the company according to the In-advance Compensation Plan for Users.

(III) Involving serious violations:

“Serious violation” refers to the situation that after the customer opens an account normally, the netizens who trade with the customer suffer economic losses and personal health damage due to suspected illegal contents such as counterfeiting, fraud and phishing in the customer’s website, promotion behavior or promotion content during the advertising process:

1. The promotion content is suspected of involving illegal business: It refers to the page and material involving illegal information content (including information, materials, contents after page jump and historical operation records of accounts within one week), such as suspected gambling and pornography.

2. The promotion content is suspected of involving fraudulent information: It refers to the pages and materials involving any form of fraudulent information, including but not limited to false customer service, online money making and part-time fraud (including materials, contents after the material page jumps and historical operation records of the account within one week).

3. Other serious violations, such as the situation that there is no subject or the subject name is inconsistent with the customer on advertorial fan-attracting page of tourism and form-type page.

(IV) Involving general violations:

“General violation” refers to the situation that modification of the website or material content during the advertising process after the customer opens an account normally, results in inconsistency with the content submitted for account opening., including but not limited to the following situations:

1. The promotion content involving special industries without qualifications: it refers to the promotion content involving high-risk industries or industries requiring special permission for access, but the required qualifications are lacking, the provided qualifications are invalid, the validity period is exceeded or the requirements are not met.

2. The actual promotion content is seriously inconsistent with the registration information: It refers to that the content of page which the material of the promotion account points to is inconsistent with the account registration information and promotion business, being suspected of promoting for a third-party company or non-registered business.

IV. Measures for Handling Violations

(I) Measures for involving major complaints

In order to protect the legitimate rights and interests of consumers, operators and Alibaba Group’s Super Huichuan Platform, and prevent suspected violations of national laws and regulations, departmental and local regulations and regulatory requirements, Alibaba Group’s Super Huichuan Platform will reject all accounts corresponding to customers for accounts involving major complaints, and Alibaba Group’s Super Huichuan Platform will also add corresponding customers to the “customer blacklist”. No agent is allowed to represent the customer in the promotion of Alibaba Group’s Super Huichuan Platform. Depending on the seriousness of the case, Alibaba Group’s Super Huichuan Platform will also impose corresponding penalties on the original business agents or service agents, including but not limited to terminating their service qualifications.

(II)  Measures for involving in-advance compensation

When a user or a third party applies for compensation to the Alibaba Group’s Super Huichuan Platform, the Alibaba Group’s Super Huichuan Platform will review it according to the compensation standard. If it meets the compensation scope, it has the right to compensate the user or a third party after deducting the reward amount in the current quarter. Compensation caused by violations shall be borne by the corresponding agents. The agents shall negotiate and complete the compensation by themselves within 5 business days from the date when the Alibaba Group’s Super Huichuan

Platform confirms the violation, illegality, irrationality or need to pay compensation. If the agents fail to compensate in time, it will be paid by Alibaba Group’s Super Huichuan Platform in advance. In this case, Alibaba Group’s Super Huichuan Platform will deduct twice the compensation amount from the agent’s corresponding quarterly reward (if the compensation amount is less than 100 yuan, it will be calculated according to 100 yuan) as liquidated damages.

(III) Measures for involving serious violations

1. Taking the account as the dimension, if an account involves any form of serious violation once, the account will be rejected for opening;

2. Suspected of involving gambling, pornography and fraud violations: Taking the account as the dimension, the illegal account will be punished for 10 times of the cash consumed in the current quarter. If the consumption amount is less than 100 yuan, it will be calculated according to 100 yuan;

3. Other serious violations other than the above violations: Taking the account as the dimension, the illegal account will be punished for 3 times of the cash consumed in the current quarter. If the consumption amount is less than 100 yuan, it will be calculated according to 100 yuan;

(IV) Measures for involving general violations

1. The account will be rejected in case of involving general violation once;

2. Taking the account as the dimension, the illegal account will be punished for twice the cash consumed as of the violation date in the current quarter. If the consumption amount is less than 100 yuan, it will be calculated according to 100 yuan;

3. The account can be promoted normally after being modified and retried;

4. If the same account violates the rules for the second time, the account will be rejected and the illegal account will be punished for twice the cash consumed in the current quarter. If the consumption amount is less than 100 yuan, it will be calculated according to 100 yuan, and the account will not be allowed to be opened again.

(V) The method of deduction and punishment for violations and measures of involving various violations

1. If the illegal account is operated by a service agent, the penalty amount corresponding to the illegal account shall be deducted from the overall service reward base of the corresponding service agent in the current quarter, and the customer subject corresponding to the illegal account shall not be included in the accounting of various service reward indicators of the deduction and punishment service agency in terms of serious violations, which shall be subject to the subsequent policy agreement

Examples of rebate accounting:

1) If the customer under the agent has accounts numbered 1/2/3, if 3 violates the rules and 3 meets the service reward accounting (the specific policy assessment shall prevail), the calculation formula is: (1 +2 +3-3* deduction and punishment multiple) * the service ratio of the agent in the current quarter

2) If the customer under the agent has accounts numbered 1/2/3, if 3 violates the rules and 3 fails to meet the service reward accounting (the specific policy assessment shall prevail), the calculation formula is: (1+2-3* deduction and punishment multiple) * the service ratio of the agent in the current quarter

2. If the illegal account is not operated by a service agent, the penalty amount corresponding to the illegal account shall be deducted from the overall business performance completion and reward base of the corresponding business agent in the current quarter, and the customer subject corresponding to the illegal account shall not be included in the accounting of various service reward indicators of the deduction and punishment service agency in terms of serious violations, which shall be subject to the subsequent policy agreement.

Examples of rebate accounting:

1) If the customer under the agent has accounts numbered 1/2/3 and 3 violates the rules, the calculation formula is: (1+2-3-3* deduction and punishment multiple) * the business ratio of the agent in the current quarter

3. For the above-mentioned deduction and punishment involving serious violations or general violations, if the quarterly reward amount of the agent is less than the deduction and punishment  amount, the agent shall pay back the difference or deduct it from the reward amount (if any) to be issued by the subsequent media or make up it in cash.

4. Alibaba Group’s Super Huichuan Platform judges the violations of customers and agents and make punishment in accordance with these Measures and the actual condition. In case customers’ or agents’ behaviors involve multiple violations in these Measures, the order of priority of major complaints, serious violations and general violations shall prevail.

(VI) Penalty cycle

1. Penalty for violations arising before the 20th (inclusive) day of the last month of the current quarter shall be deducted from the current quarter according to the above rules.

2. Penalty for violations arising after 21th (inclusive) day of the last month of the current quarter, only service rewards or business rewards and various reward bases in the next quarter will be deducted according to the above rules, and other assessment indicators will be accounted normally.

V. Penalty of agents’ violations

Agents’ violation and punishment rules; If the Alibaba Group’s Super Huichuan Platform receives a report or complaint, after being verified by the channel and operation team of the Alibaba Group’s Super Huichuan Platform, a serious violation will be recorded; Violation requirements shall be subject to the policy release. If violations are found, they have the right to deduct penalties from the quarterly reward amount. If the circumstances are serious, they have the right to cancel the annual reward qualification or agent qualification. The email address of Alibaba Group’s Super Huichuan Platform to receive complaints and reports is jiancha@list.alibaba-inc.com, and the disposal results of complaints and reports are subject to the judgment of Alibaba Group’s Super Huichuan Platform.

VI. Changes in management measures

1. Alibaba Group’s Super Huichuan Platform has the right to modify these Administration Measures at any time as needed. For any modification or supplement to the contents of these Administration Measures, the Alibaba Group’s Super Huichuan Platform shall notify the agents in writing or by mail. New Administration Measures will be implemented after update and the modification has no retrospective effect.

2. Without affecting the implementation of these Administrative Measures, Alibaba Group’s Super Huichuan Platform has the right to transfer all rights and obligations in these Administrative Measures to affiliated companies according to actual operating conditions.

3. Alibaba Group’s Super Huichuan Platform has the right to adjust the current platform name (referring to “Alibaba Group’s Super Huichuan Platform”) without prior notice to our company. The platform name shall be subject to the publicity or notice of Alibaba Group’s Super Huichuan Platform. The change of platform name shall not affect the rights and obligations of both parties under the original platform name, and our company shall still abide by the original platform management system and rules.

VII. Effective time

These Administrative Measures shall take effect on January 1 of the year when the contract is signed. Violations before these Measures come into effect are applicable to the judgment rules and treatment methods when violations occur.

VIII. Miscellaneous

Uncovered matters shall be subject to the information published by Alibaba Group’s Super Huichuan Platform.

Agent Authorization Certificate

Party B Guangzhou Juyao Information Technology Co., Ltd. (referred to as “Juyao Company”) authorizes Party A Beijing Baosheng Science and Technology Co., Ltd. as KA business agent of Alibaba Group’s Super Huichuan Platform, and the authorized party has the right to independently conduct commercial negotiation and cooperation on Alibaba Group’s Super Huichuan Platform resources in its own name.

[Time of authorization]: from January 1 2023 to December 31, 2023

[Scope of authorization]: Non-exclusive authorization may not be transferred to any third party without the prior written consent of the authorizer.

[Industry of authorization]: Non-agency industry

[Territory of authorization]: within the territory of the People’s Republic of China

This letter of authorization will take effect immediately upon being stamped with the official seal of our company.

Beijing Baosheng Science and Technology Co., Ltd.	Guangzhou Juyao Information Technology Co., Ltd.

Special seal for contract	Special seal for contract

Party A’s signature and seal:	Party B’s Signature and seal:

The remainder of this page is intentionally left blank

Service Agent Authorization Certificate

Party B Guangzhou Juyao Information Technology Co., Ltd. (hereinafter referred to as “Juyao Company”) authorizes Party A Beijing Baosheng Science and Technology Co., Ltd. to be the service agent for KA business cooperation of Alibaba Group’s Super Huichuan Platform, and the service agent provides services according to customer authorization. the authorized party has the right to independently conduct commercial negotiation and cooperation on Alibaba Group’s Super Huichuan Platform resources in its own name.

[Time of authorization]: from January 1, 2023 to December 31, 2023

[Scope of authorization]: Non-exclusive license shall not be transferred to any third party without the prior written consent of the authorizing party.

[Territory of authorization]: within the territory of the People’s Republic of China

This letter of authorization will take effect immediately upon being stamped with the official seal of our company.

Beijing Baosheng Science and Technology Co., Ltd.	Guangzhou Juyao Information Technology Co., Ltd.

Special seal for contract	Special seal for contract

Party A’s signature and seal:	Party B’s Signature and seal:

The remainder of this page is intentionally left blank

Trademark Authorization Letter

Authorizing Party (Party B): Guangzhou Juyao Information Technology Co., Ltd.

Authorized Party (Party A): Beijing Baosheng Science and Technology Co., Ltd.

The following table shows the trademark rights within the territory of the People’s Republic of China that Party B and its related parties holds or obtain authorization grant:

Item	Trademark	Category	Registration number /Application number
1
2
3
4

Party B hereby authorizes Party A to use the above trademarks within the territory of the People’s Republic of China for the following areas: company front desk, posters, exhibition boards, official service websites of agents, advertising media (outdoor advertising display devices, media advertisements, publicity materials (venue decoration, business cards, PPT, work clothes and invitation letter). Before the authorized party uses the authorized trademarks, the authorizing party must confirm the use mode and trademark pattern.

Beijing Baosheng Science and Technology Co., Ltd.	Guangzhou Juyao Information Technology Co., Ltd.

Special seal for contract	Special seal for contract

Party A’s signature and seal:	Party B’s Signature and seal:

The authorization is non-exclusive and cannot be transferred and will last from January 1, 2023 to December 31, 2023	The remainder of this page is intentionally left blank